Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-173768, No. 333-159022 and No. 333-135654) pertaining to the 2006 Incentive Compensation Plan of Golfsmith International Holdings, Inc. of our report dated March 30, 2012, with respect to the consolidated financial statements of Golfsmith International Holdings, Inc. included in this Annual Report (Form 10-K) for the fiscal year ended December 31, 2011.

/s/ Ernst & Young LLP

Fort Worth, Texas

March 30, 2012